EXHIBIT 10.6

GOOD EARTH ENERGY CONSERVATION INC.
Non- EXCLUSIVE DEALERSHIP AGREEMENT

THIS AGREEMENT is entered into by Good Earth Energy Conservation Inc., a Delaware corporation the address of which is 7660 Pebble Drive, Fort Worth, TX 76118 (“Company” or “Company”) and ______________________, a __________ corporation the address of which is ________________________________________ (“Dealer”). Company and Dealer are entering into this agreement to designate Dealer as a Dealer to market and sell Company’s electric 3-wheel utility and commercial delivery vehicle – The Firefly™ and its related parts and accessories. In consideration of the mutual covenants set forth in this agreement, the parties agree as follows:

Company hereby engages Dealer as a ☐ primary ☐ secondary Dealer for the purpose of marketing and selling Company products and its related parts and accessories in the area defined in Exhibit A (the “Territory”). The Dealership premises for the Territory will be located at _______________________.

A. Purchase Requirements for Primary Dealership Agreement:

1.	The Dealer is required to purchase each new demo unit(s) and pay for same as follows:

a)	10% of the purchase price with executed Dealer Agreement

b)	10% discount on total if balance is paid within thirty days from date of demo unit invoice

c)	Or 5% discount if paid within ninety days from date of demo unit invoice

And issue a Dealer purchase order for same with the execution of this agreement or the introduction of a new unit.

2.	The Dealer agreement will provide the Dealer with certain rights, privileges and protections concerning sales boundaries, price fluctuations and general distributor and manufacturer support as well as the Dealer co-op programs (see Addendum for guidelines).

3.	Projected sales for a primary Dealer will be determined for all product and service lines offered by Company from time to time during the term of this Dealership agreement.

B.	Purchase and Other Requirements for Secondary Dealership Agreement:

1.	A secondary Dealer may be approved for the Territory of a primary Dealer as determined by Company in its discretion in fact circumstances such as, but not expressly limited to: (1) the primary Dealer is not meeting the projected sales levels for one or more of the vehicles offered by Company, (2) the primary Dealer does not have qualified personnel to repair and service one or more of products offered by Company.

2.	Company will provide notice to the primary Dealer of Company’s intention to establish a secondary Dealer in the primary Dealer’s Territory and allow the primary Dealer 30 days to negotiate with Company as to whether the establishment of the secondary Dealer is in the best interests of the primary Dealer and Company; provided that Company’s decision in the matter will be final.

3.	Secondary Dealers must adhere to all requirements of this agreement.

C.	Requirements for Maintaining a Dealership Agreement:

1.	Annual Sales: Dealer will be expected to maintain annual sales based on the annual objectives as stated in Exhibit “B,” as same will be amended annually.

2.	Probation Period: Dealer will be subject to a 6-month probation period.

3.	Servicing Capability: Dealer must have the ability to provide adequate servicing of units. The inability to provide service will place Dealer in poor standing and subsequently may result in the revocation of this Dealership agreement.

4.	Pricing Schedule: Dealer must comply with the Required Pricing schedule attached as Exhibit “C” (and as it may be subsequently modified from time to time by Company) for unit, parts and accessory sales. The failure of Dealer to adhere to Required Pricing schedule will place Dealer in poor standing and subsequently may result in the revocation of this Dealership agreement. Payment for the products or parts by Dealer shall be made within thirty (30) days of Company invoice date or the shipping date of the products or parts, whichever is later. Unless notified in writing, Dealer will pay service charges at the rate of one and one-half percent (1.5%) per month on all amounts overdue.

5.	Company will review the Dealership operations annually and may review compliance more frequently if Company determines it to be necessary. Upon annual review, Company will notify (by certified mail) Dealer of any needed changes in its Dealer operations and remedies for correcting same. Upon receipt of notification from Company, Dealer will have ninety (90) days (15 days if the breach is a failure to pay amounts owed to Company) in which to comply with Company’s requirements and remedies. The failure of Dealer to comply may result in the revocation of this Dealership agreement.

6.	Duties and Policies: Dealer will adhere to such procedures, policies, regulations or guidelines which Company may impose upon Dealer for the sale and service of products, parts, and accessories (“Products and Parts”) in the Territory from time to time, including, without limitation, the following:

(i)	Market, advertise and sell Products and Parts in the form and with the labeling or marking designated by Company from time to time in its sole discretion and not alter, remove, or interfere with such labeling or marking without the prior written consent of Company, which consent may be arbitrarily withheld.

(ii)	Maintain an inventory of the Products and Parts as reasonably necessary to accomplish the sales and servicing objectives in Dealer’s budget for the year.

(iii)	Company and Dealer will identify the National Accounts in the given territory and then agree as to who will represent Company and sell products/parts/services to the National Accounts. The National Accounts will be listed in “Exhibit E” and representation noted.

(iv)	Purchase parts, sales and e-commerce software programs recommended Company for the express purpose of communicating effectively with Company and maintaining Dealer inventories.

(v)	Subscribe, at its own expense, to an e-mail provider for the purpose of communicating efficiently with the Company.

(vi)	At all times assume full and complete responsibility (including the cost thereof) for the delivery, maintenance and service of the units located in the Territory.

(vii)	Maintain records that contain: (i) the prevailing market situation; (ii) the requests and comments of existing and potential customers; (iii) the activities of competitors in the Territory; and (iv) Product performance data (which shall include, without limitation, each model number, serial number, number of failures, number of emergency calls made, number of preventative maintenance calls made, and down time of Product); and semi-annually or within thirty (30) days of a written request from Company, submit written reports to Company on these matters.

(viii)	Ensure that the Products meet the terms and specifications of any bids that are issued in the Territory and provide Company with copies of any such bids or requests for quotation immediately upon request by Company.

(ix)	Cause appropriate personnel from Dealer to attend all Dealer meetings and conventions to which they are invited by Company.

(x)	Maintain a place of business and sales staff at a location in the Territory suitable for handling all sales, service and sales promotional activities.

(xi)	Promptly follow up on all direct or referred inquiries from prospective customers or Company.

(xii)	Fully comply with all applicable federal, state and local laws, regulations, rules, orders and ordinances relating to Dealer's business.

(xiii)	Obtain and maintain insurance as specified in further detail in Section N.

(xiv)	Set up, adjust and inspect all Products and Parts before delivery.

(xv)	Have Dealer personnel present at the delivery to the customer of all units in order to personally deliver to and review with the purchaser: Owner’s Manual, including safety instructions and warranty information and direct the owner as to:

a.	The proper operation procedures and instructions as explained in the Owner’s Manual;

b.	The importance of safety precautions, safety equipment and preventative maintenance as explained in the Owner’s Manual;

c.	The warning decals on the equipment; and

d.	The warranty terms and conditions.

(xvi)	Promptly advise Company of all problems and claims involving Products or Parts of which Dealer becomes aware, and fully assist Company in any investigations or responses which Company may undertake, direct or request.

(xvii)	Purchase and maintain at all times an adequate stock of repair parts and accessories either manufactured or approved by Company in order to provide reasonable and prompt service and repairs to the Products.

(xviii)	Comply with Company Warranty Policy and Procedures, as described in this agreement, and in connection with such compliance select, hire and train an adequate number of service technicians to enable Dealer to perform all warranty repair, service and/or replacement work under such Company Warranty Policy and Procedures, all at its own expense (subject to labor and expense reimbursements policies from Company as provided for in the warranty service policies between Dealer and Company, see Service Agreement). If Dealer is unable or unwilling to perform warranty repairs and service for Company products, Company reserves the right to perform or hire contractors to perform such work and to back-charge Dealer with the labor costs of such work which are in excess of the reimbursements Company would have paid to Dealer for such work under the Warranty Policies and Procedures. In conformance with the Warranty Policy and Procedures, Dealer is required to use only OEM parts and parts manufactured by Company for warranty repairs to the Products unless Company has pre-approved another supplier to provide the needed parts and supplies. Dealer will also perform other service program obligations (as established by Company from time to time) and send, at its own expense, service technicians to schools conducted by Company from time to time.]

(xix)	In order that Company may provide proper warranty coverage for all Products and Parts sold or leased by Dealer, provide to Company, within thirty (30) working days from the date of delivery of Products and Parts to the customers the (i) name and location of the customer; (ii) the model of the product(s); (iii) the serial number of the product(s); and the vin number of the product(s).

7.	Warranty and Hold Harmless:

(i)	Company’s warranty for its Products and Parts shall be as set forth in the Company Warranty Policy and Procedures furnished to Dealer from time to time by Company. COMPANY MAKES NO REPRESENTATION OR WARRANTY OF ANY OTHER KIND, EXPRESS OR IMPLIED, WITH RESPECT TO COMPANY PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER. THE REMEDIES SET FORTH IN SUCH WARRANTY SHALL BE THE ONLY REMEDIES AVAILABLE TO ANY PERSON. UNDER NO CIRCUMSTANCES SHALL COMPANY BE SUBJECT TO ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, and PUNITIVE OR CONTINGENT DAMAGES WHATSOEVER, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY OF LAW, ALL SUCH DAMAGES AND CLAIMS BEING SPECIFICALLY DISCLAIMED. Neither Dealer nor any other person shall have the authority to bind Company to any representation or warranty. Dealer shall defend, indemnify and hold harmless Company for all losses, damages, liabilities or expenses (including but not limited to reasonable attorneys' fees and litigation costs) to which Company may be put as a result of any claim under said warranty by reason of any defect caused by any act or omission of Dealer, its employees or agents, or as a result of any claim based upon a different warranty given or purported to be given by Dealer, its employees or agents. Dealer agrees to comply with all its obligations set forth in Company Warranty Policy and Procedures.

(ii)	Company assumes no liability to Dealer or any third parties with respect to the performance characteristics of Products or Parts which have been altered, modified, or re-manufactured by Dealer or others, or for any claimed failures or deficiencies in the performance in Company Products or Parts resulting, directly or indirectly, from such alterations, modifications or re-manufacturing by Dealer or others. The Warranty Policy and Procedures shall be null and void with respect to any Products or Parts which have been modified. Dealer agrees to hold harmless, defend and indemnify Company, its officers, shareholders, employees and agents against all third party claims, liabilities, demands, judgments or causes of action, whether at law or in equity, and all costs and expenses related thereto (including, but not limited to, reasonable attorneys’ fees and costs), from claims and lawsuits arising from or in relation to Dealer’s: (i) alterations, modifications or re-manufacturing of Company Products; (ii) warranties (express or implied) or warranty service provided by Dealer and not in compliance with Company’s Warranty Policy and Procedures; (iii) infringement, directly or indirectly, of Company patents, copyrights, design protections or other intellectual property rights – or of the same such rights of any third party; and (iv) unauthorized use of Company trademarks, copyrights, service marks of other licensed marks – or of the same such rights of any third party. Dealer further agrees to hold harmless, defend and indemnify Company, and in no event will Company ever be liable, for indirect, special or consequential damages incurred by Dealer. Company agrees to provide prompt written notice to Dealer of any such claim or lawsuit and permit Dealer a right and option to undertake and conduct the defense of any such claim or lawsuit brought against Company; provided, however, that no settlement of any such claim or lawsuit may be entered into by Dealer without the prior express written consent of Company.

8.	Promotional Events: Company may participate in demonstrations of the Product, sales meetings and exhibitions in order to enable Company to become familiar with the marketing issues within the Territory and in order to provide adequate assistance to Dealer as required from time to time. Dealer shall give sufficient notice to Company of all sales meetings, promotional events, and trade shows concerning the Products within the Territory to enable Company to attend such events.

D.	Delivery of Products and Parts: All deliveries of the Products and Parts to Dealer or its customers shall be F.O.B. Company’s production facility. Company shall have no further responsibility for the Products or Parts, and all risk of damage to or loss or delay of the Products and Parts shall pass to Dealer upon Company’s delivery at its facility to the carrier designated by Dealer, or in the event Dealer fails to designate a carrier, the carrier selected by Company in its sole discretion. Dealer shall bear all costs of shipping the Products and Parts ordered. Company reserves all rights permitted by law with respect to the Products and Parts including, without limitation, the rights of rescission, repossession, resale, seller’s liens, and stoppage in transit until receipt of the full amount due from Dealer in respect of all Products and Part. Title to Products and Parts shall pass to Dealer upon payment in full for such Products and Parts.

E.	Dealership Opportunities:

1.	Company expects to introduce new products and accessories to Dealer, if it is a Dealer in good standing.

2.	If Company decides to establish a Dealership outside of Dealer’s Territory, but adjacent to Dealer’s Territory, Company will first notify Dealer and provide it with a thirty day right of first refusal to establish a Dealership in the new territory. This thirty day period may be extended by mutual agreement if Company and Dealer are in substantive discussions regarding the establishment of the new Dealership. This right of first refusal will not prevent Company from conducting discussions with other persons regarding the new Dealership.

F.	Dealership Support: Company is dedicated to supporting its network of Dealers in various ways. Company’s goal is to provide a quick and accurate turn around on all orders. Company will also provide support through the availability for purchase of sales literature and specialty signage for the promotion of all distributed products. Company will also implement sales strategies for its products.

G.	Ownership of Dealer: The current owners and percentage ownership of Dealer are set forth on Exhibit “D.” For purposes of this agreement, ____________________ is named the “General Manager” of Dealer.

H.	Duration of Agreement: Termination

1.	Termination: Company reserves the right to terminate this agreement with Dealer at any time, with or without cause, by giving Dealer 90 days prior written notice. Dealer has the right to terminate agreement with Company at any time, with or without cause, by giving Company 90 days prior written notice.

2.	Termination for Cause: Company may terminate this agreement immediately under the following circumstances:

(i)	Failure by Dealer to perform any of the obligations, duties or responsibilities under this agreement which continues for a period of thirty (30) days (15 days if the breach is the failure to pay amounts owed to Company) after notice thereof from Company;

(ii)	Dealer ceases to actively market the Products and Parts covered by this agreement;

(iii)	Dealer declares bankruptcy, dissolves, makes an assignment for the benefit of its creditors, sells all or substantially all of its assets or makes a bulk sale of its assets or a receiver is appointed in respect of Dealer;

(iv)	A change of ownership in Dealer takes place without the prior written consent of Company or the General Manager is no longer providing his full time to the operation of Dealer’s business;

(v)	Dealer or any of its owners, directly or indirectly, manufactures or markets products competing or likely to compete with the Products (as determined in Company’s sole discretion);

(vi)	In any given year, Dealer fails by a greater than ____% margin to meet the sales volumes or the purchase volumes as provided pursuant to Exhibit A;

(vii)	Failure by Dealer to achieve established Marketing Objectives in the assigned Territory.

(viii)	Failure by Dealer to maintain and properly train an adequate staff of sales and service personnel;

(ix)	Failure by Dealer to maintain a current account status or to furnish financial information on request;

(x)	Conviction of any owner, agent, officer, director, or the General Manager of Dealer of any crime which, in the opinion of Company, may adversely affect the reputation of Company or the reputation of Company Products;

(viii)	Any submission by Dealer to Company of any false or fraudulent claim, or statement in support thereof, for payment, for parts, for compensation or for any discount, allowance, refund or credit, warranty claim, or any claim made by Dealer to Company;

(ix)	Willful failure of Dealer to comply with the provisions of any law or regulation relating to the operation of its business as a distributor or to the sales or servicing of Company Products;

(x)	Unauthorized use of the Trademarks (as defined below);

(xi)	Disclosure of confidential or proprietary Company information;

(xii)	The decision by Company to: (a) discontinue Company Products that are the subject matter of this agreement, or; (b) withdraw from all or a substantial portion of the Territory, or; (c) sell, convey, merge or otherwise transfer all or a substantial portion of the business of Company that is the subject matter of this agreement.

I.	Effect of Termination: Upon the termination of this agreement for any reason, the parties shall have the following rights and obligations:

1.	Termination of this agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable or the delivery of Products or Parts that have been ordered before the notice of termination.

2.	At the option of Company, Dealer shall assign to Company, or as designated by Company, all third party service and other agreements entered into and in effect between Dealer and relevant third parties with respect to the Products. Dealer shall cooperate and assist Company with any governmental registration or filing as may be required by law to give effect to such assignment. Dealer’s obligation to make any such assignment is expressly conditional upon Dealer’s prior receipt of a written release, in a form satisfactory to Dealer, by which Dealer is completely released effective the date of the assignment, from any and all future liability with respect to such assigned agreement;

3.	Subject to the provisions of this Section I, and without prejudice to any other remedies which either party may have in respect of any breach of this agreement, neither party shall be entitled to any compensation or like payment from the other as a result of such termination (except those amounts which are due and owing by Dealer to Company or by Company to Dealer hereunder);

4.	Upon termination of this agreement Dealer shall immediately cease advertising and holding itself out as an authorized Company Dealer and shall return to Company all confidential information, advertising, promotional, and other materials in its possession or control respecting the Products and Parts, Intellectual Property (as defined below) and all service, parts and other manuals related thereto, together with a current listing of names and addresses of owners of Products as set forth in Dealer’s records; and

5.	Company shall not, by reason of the termination of this agreement, be liable to Dealer for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Dealer or otherwise.

J.	Return of Products and Parts after Termination: In the event of termination of this agreement by Company for cause, all Products and Parts purchased by Dealer from Company which are in new condition, unused and of a current Product or Part code (and in the case of Parts are still in their original packaging and properly tagged), may, at Dealer’s option, be shipped by Dealer, freight prepaid, to Company or as designated by Company. Upon receipt by Company of such returned Products and Parts, Company shall credit against Dealer’s account and/or pay Dealer an amount equal to the price which Dealer paid Company at the time of purchase of such returned Product and Parts, less any discount and other allowance given to Dealer, and a 15% restocking fee. If the termination by Company is without cause, the foregoing will apply, but Company will pay the freight and no restocking fee will be deducted.

L.	Trademarks and Patents:

1.	Grant of License: Company hereby grants to Dealer for the length of the term of this agreement a non-exclusive, non-transferable, and royalty-free right and license to use Company’s trademarks “Firefly” and any other marks communicated to Dealer by Company in writing (collectively, the “Trademarks”), as such marks may be modified from time to time by Company during the term, in connection with the distribution, sale promotion, advertising, maintenance and servicing of the Products by Dealer in accordance with Company’s standards, specifications, policies, regulations and instructions, but in no event beyond the term. Dealer shall utilize the Trademarks with respect to all of its activities of distribution, sale, promotion, advertising, maintenance and servicing of the Products and Parts.

2.	Company Owner of IP: Dealer shall in no way acquire any right, title or interest in the Trademarks other than this limited license, and Dealer shall not use the Trademarks as part of Dealer’s corporate or trade name or permit any third party to do so without the prior written consent of Company, which consent may be arbitrarily withheld. Dealer hereby waives in favor of Company all rights to the Trademarks and any other trademark, trade name, logotypes, design marks or patents now or hereafter originated by Company (which together with the Trademarks are referred to as the “Intellectual Property”). Dealer shall not adopt, use or register any words, phrases or symbols which are identical or confusingly similar, to any of the Intellectual Property in any manner whatsoever. Dealer hereby irrevocably and permanently releases and assigns to Company any and all rights which it has, or may have, from time to time with respect to the Intellectual Property.

3.	Government Approval: In the event that Company determines that any filing, government approval or sanction is required in relation to the Intellectual Property, Dealer shall fully cooperate with Company in order to complete same. All expenses relating to the foregoing shall be borne by Company.

4.	Claim against Third Party: Dealer shall promptly notify Company of any use by any third party of the Intellectual Property or any use by such third parties of trademarks or intellectual property which it reasonably believes may constitute an infringement or passing off of the Intellectual Property which may come to Dealer’s attention. Company reserves the right, in its sole discretion, to institute any proceedings against such third party infringers. Dealer agrees to cooperate fully with Company in any action taken by Company against such third parties; provided that all expenses of such action shall be borne by Company and all damages which may be awarded or agreed upon in settlement of such action shall accrue to Company.

5.	Claim against Dealer: Company shall, at its own expense, defend, indemnify and hold Dealer harmless against any suit against Dealer which is based on an allegation that the use by Dealer of any Intellectual Property as provided in this section constitutes an infringement of any intellectual property of any third party, provided that Dealer has used the Intellectual Property as authorized hereunder and that Dealer gives Company immediate notice in writing of any notice of claims of infringement and permits Company through its counsel to defend same. Dealer agrees to provide Company with all available information, assistance and authority to enable it to assume such defense. Dealer further agrees that Company shall have control of the defense of any such suit including any negotiations for the settlement or compromise thereof, with full authority to enter into a binding settlement or compromise without obligating Dealer. If the use by Dealer of any Intellectual Property is enjoined, Company shall, at its sole option and expense, replace or modify the Intellectual Property in order that it no longer infringes.

M.	Relationship between Dealer and Company:

1.	The relationship between Company and Dealer is that of independent contractors. As such neither party may act on behalf of or obligate the other party in any manner or to imply to third parties that it has such authority.

2.	Dealer shall not appoint sub-Dealers, sub-distributors or sub-agents to resell Company Products and Parts or to provide servicing of the Products, without the written consent of the Company. Dealer shall defend, indemnify and hold Company harmless from and against all claims, damages, losses, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees and legal expenses) which may arise relating to any action or conduct, or failure to act, by Dealer or its agents which was not authorized in writing by an authorized officer of Company.

3.	Dealer acknowledges that this agreement does not create nor constitute a franchise. Dealer has not paid to, nor been charged by, Company any consideration which would constitute a franchise fee, including any payment for the right to sell Products and Parts or for use of trade names and trademarks as described in Section L. Notwithstanding anything herein to the contrary, Dealer hereby waives, to the extent permitted by law, the application of any law governing or controlling a "franchise." If such waiver is deemed ineffective, then the only franchise law which shall be considered for application shall be the applicable law of the State of Texas.

N.	Insurance: Dealer shall, during the term of this agreement, maintain adequate public and product liability insurance with occurrence coverage of not less than Two Million ($2,000,000) Dollars issued by an insurer or insurers acceptable to Company. Company shall during the term, maintain adequate public and product liability insurance with occurrence coverage of not less than Two Million ($2,000,000) dollars.

O.	Governmental Approvals: Company shall be responsible for ongoing compliance of the Products and Parts with those laws, regulations and standards set out by the appropriate federal, state and municipal governments where the Products or Parts are sold and shall be responsible for submitting the necessary applications, reports and supporting information.

P.	Indemnity by Dealer: Dealer agrees to defend, indemnify and hold Company harmless from and in respect of any loss, claim, damage (including injury or death), liability, costs (including attorney’s fees and disbursements and court costs), action or cause of action of any nature whatsoever arising out of or incurred in connection with any negligent act or omission by Dealer, its directors, officers, employees, agents or those for whom it is responsible at law in the distribution, sale, or servicing of the Products or Parts.

Q.	Indemnity by Company: Company agrees to defend, indemnify and hold Company harmless from and in respect of any loss, claim, damage (including injury or death), liability, costs (including attorney’s fees and disbursements and court costs), action or cause of action of any nature whatsoever arising out of or incurred in connection with any negligent act or omission by Company, its directors, officers, employees, agents or those for whom it is responsible at law in the manufacture of the Products and Parts.

S.	Written Contract as Constituting Entire Agreement: This agreement constitutes the entire contract and agreement between parties, and there are no verbal understandings or other agreements of any nature with respect to the subject matter hereof except those contained in this agreement.

T.	Representation:

1.	Company represents and warrants to Dealer that: (i) Company is a corporation in good standing under the laws of Delaware and qualified to do business in Texas and any other states in which it must qualify in order to carry on the business it conducts in such state; and (ii) that the undersigned officer of Company has been properly authorized to enter into and bind Company to this agreement.

2.	Dealer represents and warrants to Company that: (i) Dealer is a corporation in good standing under the laws of ______________ and qualified to do business in Texas and any other states in which it must qualify in order to carry on the business it conducts in such state; and (ii) the information provided to Company in the Dealer Application and all financial information of Dealer provided to Company was when delivered to Company, and as of the date of this agreement is, true and correct in all material aspects.

U.	Non-Assignable/Binding Effect: This agreement may not be assigned by Dealer without Company’s prior written consent. This agreement shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of the parties hereto.

U.	Governing-Law: This agreement shall be governed, interpreted and construed by, through and under the laws of the State of Texas.

V.	Attorney’s Fees: In the event of any legal or equitable action, including any appeals, which may arise hereunder between or among the parties hereto, the prevailing party shall be entitled to recover a reasonable attorneys' fees and expenses.

W.	Severability: The invalidity or unenforceability of any term or provision of this agreement shall not affect the validity of the remaining provisions and portions hereof.

X.	Headings: The paragraph headings contained herein are for convenience of reference only and are not to be used in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties designated below have signed this document which establishes the Agreement above as an Executed Dealership Contract.

In ________________________, _____________________ in duplicate originals on the ____ day of _________________, 201__.

(City)	(State)

Dealer:	Company:

Good Earth Energy Conservation Inc.

By:	By:
Name:	James R. Emmons
Title:	Title: President/CFO

EXHIBIT “A”

The “Territory” is defined as: ____________________________________ (define the territory clearly and completely, i.e. for the complete state of (?) or for the following counties/parish of the state of (?).

State	Counties

If a map showing the territory is available please attach it as Exhibit “C”

EXHIBIT B”

The following Company Products are manufactured by Company, and only those Products for which a Marketing Objective has been established are available under this agreement, unless indicated otherwise.

Firefly Electric Utility Vehicle

201_ Marketing Objectives (expressed as number of units and dollars)
Dealer location address:
Part Sales $$

Firefly Packing
Firefly Delivery
Firefly Utility
Firefly Security

Total Units

Dealer:	Good Earth Energy Conservation Inc.

By:	By:
Printed Name:	Printed Name:
Title:	Title:

EXHIBIT “C”

DEALERSHIP REQUIRED PRICING

Model	Dealer Price

1.	Company has the right to change or modify its Dealership Required Pricing at any time.

2.	FOB Texas shipping prices are TBT.

3.	Dealer is to complete and return the Pre-Delivery Inspection Form that will be provided in Dealer initial Dealer pack.

4.	The MINIMUM ADVERTISED PRICE may be adjusted upward by Dealer to compensate for freight charges, but the price should not be adjusted below the suggested retail prices unless the discounting is approved by Company, in writing.

PARTS ASSEMBLY CHARGES

1.

2.

3.

EXHIBIT “D”

Dealer OWNERS AND OWNERSHIP

Name and Address	Percentage Ownership

EXHIBIT “E”

National Accounts as Listed

National Account Name and Address

Name of Dealer or Company to represent Good Earth in Sale of products to National Accounts:

Page 16 of 16